Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of IGI Laboratories, Inc. and Subsidiaries on Form S-3 (Nos. 333-47006, 333-61716, 333-163524, 333-171446, 333-173615 and 333-173148) and Form S-8 (Nos. 33-35047, 33-43212, 33-63700, 33-65249, 333-52312, 333-65553, 333-67565, 333-79333, 333-79341, 333-106342, 333-160865 and 333-167387) of our report dated March 28, 2012, on our audits of the consolidated financial statements as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011, which report is included in this Annual Report on Form 10-K.

/s/ EISNERAMPER LLP

Edison, New Jersey

March 28, 2012